Exhibit 99.1

For Immediate Release

Contact:

Richard H. Wiley

Samsonite Corporation

Phone: (303) 373-6373

Samsonite Reports Second Quarter Results

DENVER, Colorado, September 8, 2005 — SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) today reported revenues for the six months ended July 31, 2005 of $468.9 million compared to revenues of $425.3 million during the same six-month period in the prior year. Operating income for the first six months of the year was $39.9 million compared to $20.4 million during the prior year. Net income to common stockholders for the first six months of the year was $2.1 million, or $0.01 per share, versus a net loss of $28.8 million, or $0.13 per share, during the prior year. The net loss for the six months ended July 31, 2004 included bond tender offer premiums of $13.7 million and the write-off of deferred financing costs of $4.1 million related to the prior year second quarter refinancing of the Company’s senior subordinated notes. Net income (loss) to common stockholders includes charges of $7.3 million in the current year and $6.7 million in the prior year for preferred stock dividends.

For the second quarter of fiscal year 2006, revenues reached $236.5 million, generating operating income of $17.6 million and net loss to common stockholders of $1.6 million, or $0.01 per common share. These results compare to revenues of $224.8 million,  operating income of $14.0 million and net loss to common stockholders of $21.7 million, or $0.10 per share, for the second quarter of the prior year.

Adjusted EBITDA (earnings before interest expense, taxes, depreciation and amortization, adjusted for minority interests, restructuring charges, executive severance, stock and deferred compensation expense, asset impairment charges, ERP project expenses and to include realized currency hedge gains and losses) for the first six months of the current year was $55.4 million versus $42.9 million for the same period in the prior year. Adjusted EBITDA, a measure of core business cash flow, was $26.2 million for the second quarter compared to $25.0 million for the second quarter of the prior year.

Chief Executive Officer, Marcello Bottoli, stated, “The Company is reporting very solid operating performance for the first six months of fiscal year 2006 with sales growth of 10.3%, consolidated gross profit margins improved by 220 basis points to 48.2%, and Adjusted EBITDA improved by $12.5 million, or 29.2% vs. the same period of last fiscal year. During the second quarter, our sales growth rates have somewhat softened as a result of continued uncertainty in the retail environment of some key European countries and operating earnings were impacted by Japan start up expenses and a further 10% increase in investments behind our brands versus last year. Subsequent to quarter end, we also executed a transaction to dispose of a French facility reducing excess production capacity.  The Company expects to incur a restructuring charge of approximately $8.3 million and an asset impairment charge during the third quarter in connection with the French plant disposal.  Our expectation is that these costs will result in increased future profitability.”

Richard Wiley, Chief Financial Officer, commented,  “The Company continues to build a stronger liquidity position as the result of improvements in operating cash flow and efficient working capital management.  The Company’s debt net of cash leverage ratio declined to 2.1x trailing twelve-month Adjusted EBITDA and working capital efficiency on a twelve-month average balance basis declined to 19.0% at quarter end.”

Samsonite Corporation will hold a conference call with securities analysts to discuss this press release at 9:00 a.m. Eastern Daylight Time on Friday, September 9, 2005.  Investors and interested members of the public are invited to listen to the discussion.  The dial-in phone numbers are (877) 809-7599 in the U.S./Canada and (706) 679-6135 for international calls, the conference name is Samsonite and the conference ID # is 9240374.  The leader of the call is Marcello Bottoli.  If you cannot attend this call, it will be played back through Friday, September 30, 2005.  The playback numbers are (800) 642-1687 in the U.S./Canada and (706) 645-9291 for international calls, and the conference ID # is 9240374.

Samsonite is one of the world’s largest manufacturers and distributors of luggage and markets luggage, casual bags, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, LACOSTE® and SAMSONITE® black label.

A summary of the Company’s calculation of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net cash provided by operating activities, and a summary of the Company’s earnings (losses) under generally accepted accounting principles are attached as part of this release.  The Company believes that disclosure of its operating earnings before interest expense, taxes, depreciation and amortization, adjusted for minority interests, restructuring charges and expenses, executive severance, stock and deferred compensation expense, asset impairment charges, ERP project expenses and to include realized currency hedge gains and losses (“Adjusted EBITDA”), provides useful information regarding the Company’s ability to incur and service debt, but that it should not be considered a substitute for operating income or cash flow from operations determined in accordance with generally accepted accounting principles.  Other companies may calculate EBITDA, or derivations thereof, in a different manner than the Company.  Adjusted EBITDA does not take into consideration substantial costs and cash flows of doing business, such as interest expense, taxes, depreciation and amortization, restructuring charges, executive severance, stock and deferred compensation expense, asset impairment charges, and ERP project expenses and should not be considered in isolation to or as a substitute for other measures of performance.  Adjusted EBITDA, as calculated by the Company, also excludes extraordinary items, discontinued operations, minority interest in earnings of subsidiaries, all items of other income and expense (except for realized hedge gains and losses), and preferred stock dividends.  Adjusted EBITDA does not represent funds available for discretionary use by the Company because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations.  Neither EBITDA nor Adjusted EBITDA is an accounting term used in generally accepted accounting principles.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They can often be recognized by words such as “proposed,” “may,” “will,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and “expect”, and similar expressions (and their negatives).  Forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors that may cause actual and future performance or achievements of the Company to be materially different from any future estimated results, performance or achievements express or implied by such forward-looking statements.  These factors include, among others, the risk that the costs associated with the disposal of the French facility will not result in increased future profitability, events which negatively affect consumer confidence or travel levels; general economic and business conditions, including foreign currency fluctuations; changes in interest rates; reliance on third party manufacturers; changes in consumer demands and fashion trends; changes in methods of distribution and customer purchasing patterns; factors associated with our concentrated voting stock; factors associated with or exacerbated by our leveraged capital structure; and competition.  More information on the risks, uncertainties and other factors affecting Samsonite Corporation may be obtained from the Company’s filings with the United States Securities and Exchange Commission.  Forward-looking statements are believed to be accurate as of the date of this release, and the Company undertakes no obligation to update or revise said statements as a result of future events.

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Samsonite Corporation Earnings and Adjusted EBITDA Summary

July 31, 2005 and 2004

(in thousands, except per share data)

	Three months ended July 31,		Six months ended July 31,
	2005	2004	2005	2004
Net sales	$236,540	224,834	468,898	425,262
Cost of goods sold	121,519	120,516	242,727	229,779
Gross profit	115,021	104,318	226,171	195,483

Selling, general and administrative expenses	97,234	89,008	185,976	169,156
Amortization and impairment of intangible assets	152	589	296	1,179
Asset impairment expense	—	—	—	671
Provision for restructuring operations	—	684	—	4,074
Operating income	17,635	14,037	39,899	20,403

Interest expense and amortization of debt issue costs	(7,784)	(9,387)	(15,613)	(19,168)
Interest income and other income (expense), net	(3,722)	(19,766)	(4,804)	(18,057)

Income (loss) before income taxes and minority interests	6,129	(15,116)	19,482	(16,822)
Income tax expense	(3,066)	(2,188)	(7,741)	(3,291)
Minority interests in earnings of subsidiaries	(948)	(1,040)	(2,333)	(1,955)
Net income (loss)	2,115	(18,344)	9,408	(22,068)
Preferred stock dividends	(3,667)	(3,358)	(7,269)	(6,688)
Net income (loss) to common stockholders	$(1,552)	(21,702)	2,139	(28,756)

Net income (loss) per common share - basic	$(0.01)	(0.10)	0.01	(0.13)
Net income (loss) per common share - diluted	$(0.01)	(0.10)	0.01	(0.13)

Weighted average shares outstanding - basic	226,600	224,705	226,036	224,705
Weighted average shares outstanding - diluted	226,600	224,705	242,331	224,705

Summary of Adjusted EBITDA Calculation
Operating income	$17,635	14,037	39,899	20,403
Depreciation expense	4,595	4,692	9,095	9,487
Amortization and impairment of intangible assets	152	589	296	1,179
Asset impairment, restructuring charges and former chief executive officer severance expenses	—	1,668	—	7,222
ERP project expense	1,836	—	2,005	—
Stock and deferred compensation expense	1,392	3,688	3,510	4,133
Realized gain on foreign currency forward contracts	625	339	625	491

Adjusted EBITDA	26,235	25,013	55,430	42,915

Adjustments to reconcile Adjusted EBITDA to net cash provided by operating activities
Restructuring related expenses, not previously accrued	—	(984)	—	(1,078)
Cash provided by changes in operating assets and liabilities	(123)	(25,725)	13,101	(16,388)
Non-cash operating additions (subtractions)
Amortization and write-off of debt issue costs and premium	625	4,665	1,251	5,235
Provision for doubtful accounts	396	395	894	712
Pension and other post-retirement plan losses (gains)	1,630	742	3,273	1,564
Other, net	(4,514)	3,347	(2,491)	3,116
Income (expense) excluded from Adjusted EBITDA
Interest income	510	133	846	230
Interest expense	(7,784)	(9,387)	(15,613)	(19,168)
Income tax expense	(3,066)	(2,188)	(7,741)	(3,291)
Minority interest in earnings of subsidiaries	(948)	(1,040)	(2,333)	(1,955)
Other income (expense) items, net	(6,681)	(23,664)	(8,148)	(25,013)

Net cash provided by (used in) operating activities	$6,280	(28,693)	38,469	(13,121)